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                        REVLON COMPLETES DISPOSITION OF
                          INTEREST IN COSMETIC CENTER


         NEW YORK, December 11, 1998 - Revlon, Inc. (NYSE:REV) today announced that its subsidiary, Revlon Consumer Products Corporation, has completed the disposition of its entire equity interest in The Cosmetic Center, Inc. (NASDAQ:COSC). "The transaction announced today will complete our previously announced strategy to withdraw from operating retail stores. We can now focus exclusively on strengthening and expanding our core businesses and brands," said George Fellows, Revlon's President and Chief Executive Officer.

         Revlon disposed of its 8,479,335 shares of Cosmetic Center Class C Common Stock, along with certain amounts due from Cosmetic Center to Revlon for working capital and inventory, to a newly formed limited partnership which is controlled by York Management Services, Inc., in return for a limited partnership interest. In connection with the completion of its disposal of Cosmetic Center (which is treated by Revlon as a discontinued operation) Revlon will record a loss on disposal in the fourth quarter of 1998 of approximately $33 million in addition to the charge of $15 million recorded in the second quarter of 1998.

         Revlon is a worldwide leader in cosmetics, skin care, fragrance, personal care and professional products. The Company's vision is to provide glamour, excitement and innovation through quality products at affordable prices. A website featuring current product and promotional information can be reached at http://www.revlon.com. Revlon's brands include Revlon(R), ColorStay(R), Revlon Age Defying, Almay(R), Ultima II(R), Charlie(R), Flex(R) and Creme of Nature(R) and are sold in approximately 175 countries and territories.

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Contact Information

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Walter Montgomery
(212) 484-6721

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Deena Fishman
(212)527-5230